U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Names and Address of Reporting Person*

   Thomas, Mark N.
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   (Last)                (First)                 (Middle)

                           c/o QuadraMed Corporation
                                 22 Pelican Way
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                                    (Street)

   San Rafael            CA                      94901
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   (City)                (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   QuadraMed Corporation - QMDC
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   12/2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)

    |_|  Form filed by One Reporting Person
    |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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            TABLE 1 -- Non-Derivative Securities Beneficially Owned
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                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                       3.            Disposed of (D)                 Securities     Form:     7.
                                       Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.           Code          ----------------------------    Owned at End   (D) or    Indirect
1.                        Transaction  (Instr. 8)               (A)                  of Month       Indirect  Beneficial
Title of Security         Date         ------------  Amount      or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)   Code     V               (D)                  and 4)         (Instr.4) (Instr. 4)
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Common Stock              12/05/01     M             15,000     A       1.500                       D
Common Stock              12/05/01     S             15,000     D       7.000                       D
Common Stock              12/06/01     M             25,000     A       1.500                       D
Common Stock              12/06/01     M             40,000     A       2.188                       D
Common Stock              12/06/01     S             65,000     D       7.2962                      D
Common Stock              06/08/01     A             75,000     A       0            75,000         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                    2.                                                                                    Deriv-     Form of
                    Conver-                    5.                              7.                         ative      Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-     ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities      Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-      ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)           Amount   ative    at End     In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or       Secur-   of         direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-           Number   ity      Month      (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion              of       (Instr.  (Instr.    (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V   (A)   (D)     cisable  Date     Title    Shares   5)       4)         4)      4)
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Employee Stock      1.50     12/05/01 M        15,000        10/04/01 (1)      Common   15,000                       D
Option                                                                         Stock
Employee Stock               12/05/01 S               15,000                   Common   15,000   7.000               D
Option                                                                         Stock
Employee Stock      1.500    12/06/01 M        25,000        10/04/01 (2)      Common   25,000            110,000    D
Option                                                                         Stock
Employee Stock      2.188    12/06/01 M        40,000        05/24/01 (3)      Common   40,000            160,000    D
Option                                                                         Stock
Employee Stock               12/06/01 S               65,000                   Common   65,000   7.2962
Option                                                                         Stock
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(1)     Option expires 10/04/2001.

(2)     Option expires 10/04/2010.

(3)     Option expires 5/24/2001.


Explanation of Responses:




Date: 01/10/2001                      /s/ Mark N. Thomas
                                      ------------------------------------------
                                      Name:  Mark N. Thomas

Date: 01/10/2001                      /s/ Mark N. Thomas
                                      ------------------------------------------
                                      Name:  Mark N. Thomas


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.